Monaker Group, Inc. 10-Q

Exhibit 10.30

Founding Investment and Subscription Agreement

dated January 15, 2021 (“Signing Date”)

by and among

1.	Investor

1.1	Monaker Group, Inc. 2893 Executive Park Drive, Suite 201, Weston, Florida 33331; USA

(“Investor”)

2.	Founder

2.1	Jan C. Reinhart, Underrietstrasse 3, CH-8700 Küsnacht (Zurich);	(“Founder”)

Switzerland

and

3.	Company	(«Company»)

Reinhart Interactive TV AG, Underrietstrasse 3

CH-8700 Küsnacht (Zurich); Switzerland

(Company, Investor, collectively “Parties” and individually a “Party”)

Table of Contents

1.	INJECTION OF FOUNDING SHARE CAPITAL	3
1.1	General undertaking	3
1.2	Self Constituting Board	4
1.3	Subscription	4
1.4	Cash Contribution	4
1.5	In-Kind Contribution (MKGI Shares)	5
1.6	Ownership Structure after the Founding Capital Injection	5
2.	Closing	5
2.1	Place and Date of Closing	5
2.2	Conditions Precedent to Closing	5
2.3	Closing Actions	5
2.3.1	At Closing, the relevant Party shall deliver the following documents concurrently (Zug um Zug), duly executed and in form and substance satisfactory to the Company and the Investor:	5
2.3.2	The Company shall file the Application together with all supporting documents with the competent commercial register immediately after receipt of the above documents.	6
2.3.3	Upon registration of the Application with the competent commercial register, the Company shall deliver to each Party a copy of the share register evidencing Investor as the owner of the appropriate number of Common Shares, substantially in the form of Appendix 2.3.4.	6
3.	Subsequent Closing	6
3.1	Principle	6
3.2	Place and Date of Subsequent Closings	6
3.3	Closing Actions	7
3.3.1	Upon the delivery of the documents listed in Section 2.3.1 (e) and (f), the following actions shall be performed:	7
4.	Representations and Warranties	7
5.	Miscellaneous	8
6.	Governing Law and Jurisdiction	11

Preamble

A)	The Company is in founding and intends to be organized in the form of a Swiss stock corporation (Aktiengesellschaft) registered with the commercial register of the Canton of Zurich having its office at Underrietstrasse 3, CH-8700 Küsnacht (Zurich); Switzerland.

B)	The Zappware N.V. with its principal address at Ilgatlaan 21, B-3500 Hasselt; Belgium represents the core business, hereafter indicated as (“Business”), and consists of the following main activities:

(a)	the providing of a software-based TV and video distribution platform to telecom operators and digital content owners; and

(b)	the providing of services to telecom operators and digital content owners for user interaction design as well as software development, deployment and support.

C)	Firstly, upon Closing the Founder will acquire the majority of shares in “Business” on behalf of the Company, with a target to taking over 100%, provided the key people stay on board: Messrs. Ives Decraene and Patrick Vos (hereafter indicated as “Other Shareholders”). At this point, the Founder together with the Other Shareholders will hold 49% of the Company and the Investor 51%. Secondly, the Founder intends to acquire another company active in the sector of Business on behalf of the Company with the remainder of the assets of the Company. Further into the future, the Founder and the Investor agree that a continuation of this sector roll-up would be beneficial for the Company.

D)	The Parties and the Other Shareholders enter into a Shareholders’ Agreement substantially in the form attached hereto as Appendix E) (“Shareholders’ Agreement”) as of the date hereof.

E)	The Parties wish to determine in this Agreement their respective rights and obligations in relation to the Investor’ investment in the Company and the subscription and issuance of new Common Shares in the Company.

F)	The Parties are aware that the detailed structuring of the incorporation of the company and the acquisition of the Business is still being reviewed from a tax and legal perspective and the finally determined structure might deviate from the one envisioned herein. Hence, the Parties agree that this Agreement shall be considered at least a framework agreement and that they will support any structuring that results in the same economic intentions as set forth herein.

G)	For purposes of this Agreement (including the introductory paragraphs and the Appendices), capitalized terms shall have the meanings set forth in Appendix G).

Based on the foregoing, the Parties agree as follows:

1.	INJECTION OF FOUNDING SHARE CAPITAL

1.1	General undertaking

Subject to the terms and conditions of this Agreement:

(a)	the Investor will provide for “Cash Contribution” equity funding to the Company in the amount of CHF 10’000’000.00 to acquire newly issued shares of the Company;

(b)	at its own discretion, the Investor will provide either 100% of its commitment in cash or 50% in cash and 50% as an “In-Kind Contribution” of its own NASDAQ-listed shares. Initially, Investor’s shares will be restricted; and

(c)	upon the planned acquisition of the shares in the Business held by other minority shareholders by the Company, the Founder and the Other Shareholders will exchange their shares in the Business for 49% of the Company’s shares and the Investor will hold 51% of the shares.

1.2	Self Constituting Board

Founder initially shall be the sole Director of the Company. Once the acquisition of the Business by the Company has taken place, Founder, Other Shareholders and Investor undertake to procure that each Director nominated by it will convene for the constitutional meeting and will approve its constitution.

1.3	Subscription

Subject to the terms and conditions of this Agreement, Investor herewith subscribes for the such number of common shares in the Company (“Common Shares”) at such subscription amount, that, after the acquisition of the Business including the share swap of the Founder and the Other Shareholders, results in a 51% shareholding in the Company’s share capital.

The final distribution of Common Shares in Company will be according to Preamble C and determined after the acquisition of the Business by the Company. Appendix 2.3.4 shall be updated accordingly.

1.4	Cash Contribution

Not later than five “Business Days” prior to the “Closing Date” Investor shall pay its “Subscription Amount” to the following blocked capital account of the Company (Kapitaleinzahlungssperrkonto):

Swiss Bank:	Crédit Suisse, Zurich
In favour of:	Crédit Suisse, Zurich

Kontoinhaber	############################

Konto-Nr.	############################

IBAN	############################

SWIFT	############################

Clearing-Nr	############################

Reference:              Founding Capital of Reinhart Interactive TV AG, Küsnacht (Zurich); Switzerland

1.5	In-Kind Contribution (MKGI Shares)

Prior to Closing, Investor and Company agree in a separate Contribution In-Kind Agreement (Sacheinlagevertrag) substantially in the form attached hereto as Appendix K that Investor will transfer shares in the Investor listed on NASDAQ (ticker symbol MKGI) in the equivalent value of CHF 5’000’000 to the Company. In order to get this investment accepted as paid-in capital in exchange for Common Shares, an auditor will need to have certified the value of this in-kind contribution in a report (Prüfungsbestätigung) prior to “Closing” as described in Section 2 below.

1.6	Ownership Structure after the Founding Capital Injection

At “Closing Date” (as described in Section 2 below), the ownership structure of the Company shall be specified in the cap table set forth in Appendix 1.6 and updated as the various transactions unfold according to Preamble C.

2.	Closing

2.1	Place and Date of Closing

The “Closing” shall take place on April 1, 2021 at the offices of Eversheds Sutherland Ltd., Gotthardsstrasse 26, CH-6300 Zug, Switzerland or such other date or place as the Parties mutually agree (“Closing Date”). If Conditions Precedent to Closing are fulfilled earlier, the Parties are free to agree on an earlier date.

2.2	Conditions Precedent to Closing

The Closing shall be subject to the prior fulfilment of the following condition precedent:

(a)	Following the subscription of the Investor (as attached hitherto as Appendix 3.4) at Signing Date, the Company has received funding commitments in cash with regard to the Founding Share Capital of a minimum amount of CHF 5,000,000.00.

2.3	Closing Actions

2.3.1	At Closing, the relevant Party shall deliver the following documents concurrently (Zug um Zug), duly executed and in form and substance satisfactory to the Company and the Investor:

(a)	acceptance declarations of the Directors (Wahlannahmeerklärungen);

(b)	a duly signed application to the commercial register (“Application”);

(c)	employment agreements with Founder, substantially in the form attached hereto as Appendix 2.3.1(d);

(d)	bank confirmation evidencing that all cash Subscription Amounts have been paid in cash and fully credited to the Company’s blocked account specified in Section 1.5. Or, in case Investor has chosen to pay for half of his Subscription Amount with the In-Kind Contribution according to the separate Contribution In-Kind Agreement (Sacheinlagevertrag) as set forth in Appendix K, Investor will document evidence of complying with the terms agreed in the Contribution In-Kind Agreement;

(e)	auditors’ report (Prüfungsbestätigung) confirming the completeness and accuracy of the Founder’s founding report according to articles 635 CO and 635a CO, particularly with respect to the value of the In-Kind Contribution of the Investor’s transfer of its own NASDAQ-listed shares with the ticker symbol MKGI in case the Investor has chosen to invest half of his total Subscription Amount in the form of his own shares;

(f)	notification of beneficial ownership in accordance with art. 697j CO; and

(g)	minutes evidencing the Board resolutions of the constitutional board meeting.

2.3.2	The Company shall file the Application together with all supporting documents with the competent commercial register immediately after receipt of the above documents.

2.3.3	Upon registration of the Application with the competent commercial register, the Company shall deliver to each Party a copy of the share register evidencing Investor as the owner of the appropriate number of Common Shares, substantially in the form of Appendix 2.3.4.

3.	Subsequent Closing

A subsequent closing might be necessary in case the Investor decides to pay in half of his agreed Subscription Amount with his own, NASDAQ-listed shares and the initial closing has taken place before the auditors could finalize their report (Prüfungsbestätigung) confirming the completeness and accuracy of the Founder’s founding report, particularly with respect to the value of the in-kind contribution of the Investor’s transfer of its own NASDAQ-listed shares with the ticker symbol MKGI.

3.1	Principle

The Company may issue, in a subsequent closing (“Subsequent Closing”), additional Common Shares with a value of CHF 5’000’000.00 based on the same pre-money valuation and at an aggregate maximum subscription amount of CHF 10’000’000.00 by no later than June 1, 2021 to Investor.

3.2	Place and Date of Subsequent Closings

The Subsequent Closing shall take place on June 1, 2021, or at a date agreed between the Company and the Investor, however by no later than the applicable deadline as per Section 3.1 (each a “Subsequent Closing Date”) at the offices of Eversheds Sutherland Ltd., Zug, or such other place as the Parties mutually agree.

3.3	Closing Actions

At the Subsequent Closing, the Investor shall deliver all documents required for such Subsequent Closing, in particular a confirmation evidence of a fully concluded Share Transfer of its own NASDAQ-listed Shares with the ticker symbol MKGI to a relevant bank depot at Crédit Suisse, Zurich as well as a duly signed subscription from with regard to the Common Shares subscribed for by each Founder substantially in the form attached hereto as Appendix 3.4.

Prior to the Subsequent Closing, Investor and Company agree in a separate Contribution In-Kind Agreement (Sacheinlagevertrag) substantially in the form attached hereto as Appendix K that Investor will transfer the equivalent value of CHF 5’000’000 on behalf of Company. In order to get this investment accepted as paid-in capital in exchange for Shares, an auditor will need to have certified the value of this in-kind contribution in a report (Prüfungsbestätigung) prior to Closing.Sections 2.3.1 (c), (e) and (g), 2.3.2(b), (e) and (f), 2.3.3 and 2.3.4 shall apply mutatis mutandis.

3.3.1	Upon the delivery of the documents listed in Section 2.3.1 (e) and (f), the following actions shall be performed:

(a)	The Extraordinary General Meeting shall be held in the presence of a public notary, approving the necessary capital increase to execute the Subsequent Closing (“Capital Increase”); and

(b)	The Board shall take the resolutions on the ascertainment and the execution of the Capital Increase (Feststellungsbeschluss) in the presence of a public notary.

4.	Representations and Warranties

4.1	Representations and Warranties of the Founder

The Founder hereby represents and warrants to the Investor that the representations and warranties set forth in Sections 2 of Appendix 4.1 are true and accurate as of the date of this Agreement, except for those representations and warranties which are explicitly made as of a specific date.

4.2	Representations and Warranties of Investor

Investor hereby represents and warrants to the Founder that the representations and warranties set forth in Appendix 4.2 are true and accurate both as of the date of this Agreement and through to the Closing Date, except for those representations and warranties which are explicitly made as of a specific date.

5.	Miscellaneous

5.1	Nature of Parties’ Rights and Obligations

Except as specifically provided otherwise in this Agreement, the rights and obligations of the Parties hereunder shall be several (and not joint). The Founder and the Investor may exercise and enforce its rights hereunder individually in accordance with this Agreement.

The obligations of the Parties hereunder are contractual in nature and the Parties agree that they do not form, and this Agreement shall not be deemed to constitute, a simple partnership (einfache Gesellschaft) pursuant to Art. 530 et seq. CO.

5.2	Mutual Exclusivity

From the date of this Agreement until the Closing or the Termination of this Agreement in accordance with Sections 2 and 5.10, both Parties, Founder and Investor, will not (and will not permit its respective Affiliates or any of its Affiliates’ representatives to) directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the founding of the Company or the acquisition of the Business or any similar transaction or alternative to the contemplated transactions hereunder or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, except as may be required under the laws of Switzerland.

5.3	Confidentiality

Except for disclosures to regulators like the SEC, employees, advisors or the banks of each Party who are subject to a corresponding duty of confidentiality, the terms and conditions of individual acquisitions as laid out in Preamble C, and any information exchanged among the Parties (including their respective representatives or advisors) during the negotiation of the definitive agreements for acquisitions of the individual companies of the sector roll-up (all such information collectively “Confidential Information”), shall be kept strictly confidential by each Party until Investor is legally required to publish them by the SEC. The Parties shall ensure that their employees, directors and any other representatives as well as the advisors of each Party to whom any such Confidential Information is entrusted comply with these restrictions.

The term Confidential Information shall not include any information: (1) which as of the time of its disclosure by a Party was already lawfully in the possession of the receiving Party as evidenced by written records, or (2) which at the time of the disclosure was in the public domain, or (3) the disclosure of which was previously explicitly authorized by the respective Party.

The non-disclosure obligation shall not apply to any disclosure of Confidential Information required by law or regulations (in particular, but without limitation, tax authorities or the SEC filings).

Finally, it is acknowledged and agreed that the Investor will report regularly to its investors and/or any of its affiliates on all information pertaining to the Company and the equity investment made or to be made in the Company in accordance with its legal and regulatory reporting obligations to the authorities as a public company or to the extent required for tax or audit purposes.

Immediately upon entry into this Agreement and at Closing, the Investor may issue a public announcement according to its legal and regulatory reporting obligations to the authorities including the SEC as a public company, however, such announcement shall essentially cover both cash and In-Kind Contributions to Company rather than individual acquisitions as set forth in Preamble C..

Future announcement or press releases regarding the matters contemplated by this Agreement shall be made by the Company only in agreement with the Investor’s Public Relations department.

Nothing herein shall restrict the Company from disclosing this Agreement to a third party being interested in good faith in an acquisition of or subscription for shares in or a financing of the Company, all based on appropriate non-disclosure and non-use agreements, as well as disclosing Confidential Information in order to make use of the rights and to comply with the obligations under this Agreement.

5.4	Successors and Assigns; Adherence

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns; provided, however, that no Party shall be entitled to assign or transfer any of the rights or obligations hereunder to any other party except with the prior written consent of each Party.

Subject to the terms and conditions set forth in this Agreement, Other Shareholders may adhere to this Agreement with the rights and obligations of Investor and Founder by providing a written declaration of adherence. Such adherence by Other Shareholders shall be subject to such Other Shareholders providing a duly signed copy of the Shareholders’ Agreement concurrently.

5.5	Costs and Expenses, Taxes

Subject to the following paragraph, it is agreed that each Party shall bear its own costs and expenses arising out of or incurred, and any taxes imposed on it, in connection with this Agreement.

The Company shall bear all Swiss issuance and stamp taxes arising out of the Financing Round and shall reimburse the Investor for all reasonable legal fees and expenses incurred by the Investor and his advisors in connection with the transactions contemplated by this Agreement up to a total amount not exceeding CHF 30’000.00 (excl. VAT). Equally, the Company shall reimburse the Founder for all reasonable legal fees and expenses incurred by the Founder and his advisors in connection with the transactions contemplated by this Agreement up to a total amount not exceeding CHF 30’000.00 (excl. VAT). Based on evidence sent to the company within ten Business Days after Closing, such reimbursement shall be paid to the Investor and the Founder within ten Business Days after the Subscription Amounts have been released from the blocked account and transferred to the Company’s current account.

The Company is obliged to declare and pay the Swiss issuance and stamp taxes within 30 days after its initial registration in the commercial register.

5.6	Notices

All notices and other communications made or to be made under this Agreement shall be given in writing by email, fax or courier to the following addresses:

If to Investor:	to the address stated on the first page of this Agreement, attn. to Mr. William Kerby; bkerby@monakergroup.com

If to Founder:	to the address stated on the first page of this Agreement; jan@reinhart.vc

If to the Company:	to the address stated on the second page of this Agreement, attn. to the Chairman of the Board; jan@reinhart.vc

In each case with a copy to:	Eversheds Sutherland AG, RA Michael Mosimann; CH-6300 Zug; Michael.Mosimann@eversheds-sutherland.ch

Each Party may change or amend the addresses given above or designate additional addresses for the purposes of this Section 7.5 by giving the other Parties written notice of the new address in the manner set forth in this Section 7.5.

5.7	Entire Agreement

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any agreement or understanding that may have been concluded with respect to the subject matter hereof between any of the Parties prior to the date of this Agreement.

The Parties confirm that in addition to this Agreement, there are no side agreements relating to the subject matter hereof between any of them.

5.8	Severability

If at any time any provision of this Agreement or any part thereof is or becomes invalid or unenforceable, then neither the validity nor the enforceability of the remaining provisions or the remaining part of the provision shall in any way be affected or impaired thereby. The Parties agree to replace the invalid or unenforceable provision or part thereof by a valid or enforceable provision which shall best reflect the Parties’ original intention and shall to the extent possible achieve the same economic result. The same applies mutatis mutandis in case of any gaps.

5.9	Amendments

This Agreement may be amended only in writing by an instrument signed by all Parties.

5.10	Termination

Should no Closing as described in Section 2 have taken place by Closing Date, the Founder has the right to Terminate this Agreement.

5.11	Reverse Termination Fee

If Investor fails to Close the transaction laid out in this Agreement in Sections 1 and 2 by Closing Date, particularly the binding payment of Subscription Amount to cover Founding Share Capital, Investor agrees to pay a Reverse Termination Fee of CHF 500’000 to Founder within 30 business days.

5.12	Waiver of Rights

No waiver by a Party of a failure of any other Party to perform any provision of this Agreement shall operate or be construed as a waiver in respect of any other or further failure whether of a similar or different character.

6.	Governing Law and Jurisdiction

6.1	Governing Law

This Agreement shall in all respects be governed by and construed in accordance with substantive Swiss law.

6.2	Jurisdiction

The courts of Zurich (Canton of Zurich, Switzerland) shall have exclusive jurisdiction for any and all disputes arising out of or in connection with this Agreement, the venue being Zurich 1.

* * * * *

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first written above

Investor

William Kerby
CEO – Monaker Group, Inc.

Founder

/s/ Jan C. Reinhart
Jan C. Reinhart

List of Appendices

Appendix E):	Shareholders’ Agreement

Appendix G):	Defined Terms

Appendix K):	Contribution In-Kind Agreement (Sacheinlagevertrag)

Appendix 1.6:	Ownership Structure after Completion of Capital Increase (Cap Table)

Appendix 2.3.1(d):	Form of Employment Agreements

Appendix 2.3.4:	Form of Share Register

Appendix 3.4:	Subscription Form for Investor

Appendix 4.1:	Representations and Warranties of Founder

Appendix 4.3:	Representations and Warranties of Investor

Appendix G)

Defined Terms

“Agreement” shall mean this investment and subscription agreement including all Appendixes.

“Application” shall have the meaning set forth in Section 2.3.1(c).

“Articles of Incorporation” shall mean the articles of incorporation (sometimes also referred to as “Articles of Associations” or “Bylaws”) (Statuten) of the Company as in effect and in force as per the date of this Agreement.

“Authorizations” shall mean all official authorizations, orders, permissions, product registrations, certifications, certificates, approvals, notices or consents (including all written amendments, supplements or replacements).

“Board” shall mean the board of directors of the Company, as appointed from time to time in accordance with the terms of this Agreement.

“Board Regulations” shall mean the organisational regulations (Organisationsreglement) of the Board substantially in the form attached to the Shareholders’ Agreement and as amended from time to time.

“Business” shall have the meaning set forth in Preamble B).

“Business Day” shall mean any day other than Saturday or Sunday on which banks are open for business in Zurich.

“Chairman” or “Executive Chairman” shall mean the chairman of the Board (Verwaltungsratspräsident).

“Cash Contribution” shall have the meaning set forth in Section 1.1.

“Claim” shall mean any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration, whether actual or threatened, whether as claimant or as defendant, whether domestic or foreign, whether civil, criminal or administrative.

“Closing” shall mean the closing of the legal creation of the Company and the Founding Capital as set forth in Section 2.

“Closing Date” shall have the meaning set forth in Section 2.1.

“CO” shall mean the Swiss Code of Obligations as of March 30, 1911, as amended from time to time.

“Common Shares” shall mean shares (Aktien) with a nominal value of CHF 1.- each, to be fully paid-in in cash pursuant to the terms of this Agreement.

“Company” shall have the meaning set forth on page 1.

“Confidential Information” shall have the meaning set forth in Section 5.3.

“Contribution In-Kind Agreement” (Sacheinlagevertrag) shall have the meaning set forth in Section 1.5.

“Director” shall mean a member of the Board appointed from time to time in accordance with the terms of this Agreement.

“Founder” shall have the meaning set forth on page 1.

“Founding Capital” and “Founding Share Capital” shall mean the paid in capital called Subscription Amount as set forth in Section 1.

“In-Kind Contribution” shall have the meaning set forth in Section 1.1.

“Investor” shall have the meaning set forth on page 1.

“Material Adverse Change” shall mean any adverse change relating to the structure, business, financial condition, prospects, assets and liabilities, or results of operations of or other material adverse effect on the Company that would cause, or is likely to cause, a reasonable investor to abstain from entering into and/or consummating the transactions contemplated under this Agreement.

“Mutual Exclusivity” shall mean as defined in Section 5.2.

“Other Shareholder” and “Other Shareholders” shall mean either a future employee of the company, an Executive or a Shareholder of another company acquired by the Company in the future as set forth in Preamble C.

“Party” and “Parties” shall have the meaning set forth on page 1.

“Premises” shall mean any premises required by the Company to conduct its Business.

“Restriction Filing Schedule” shall have the meaning set forth in Section 2.3.1 and again in 3.3 and outlined in Appendix F.

“Reverse Termination Fee” shall have the meaning set forth in Section 5.11.

“Shareholders’ Agreement” shall have the meaning set forth in Preamble E).

“Signing Date” shall have the meaning set forth on page 1.

“Subscription Amount” shall mean the total of the subscription amounts payable by the Investor for all of its Common Shares in accordance with Section 1.4 or in connection with the Founding Authorized Capital.

“Subsequent Closing” shall have the meaning set forth in Section 3.1.

“Subsequent Closing Date” shall have the meaning set forth in Section 3.3.

“Taxes” shall mean all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of Switzerland or any other jurisdiction, and any penalty, fine, surcharge, interest, charges or costs relating thereto or to any account, record, form, return or computation required to be kept, preserved, maintained or submitted to any Tax Authority, and Taxation shall have the same meaning.

“Termination” shall have the meaning set forth in Section 5.10.

“U.S. Securities and Exchange Commission” and “SEC” is an independent agency of the United States federal government holding the primary responsibility for enforcing federal securities laws at publicly-traded companies in the United States.

Appendix 4.1

Representations and Warranties of Founder

1.	Insurance

The Company intends to obtain adequate insurance coverage relating to the Business and for which it is customary in the Company’s line of Business, including without limitation Directors and Officers (“D&O”), product liability, general liability, property and workers’ compensation insurance.

2.	No Brokerage or Commissions

No person is entitled to receive from the Company any options, a finder’s fee, brokerage, commission or other form of remuneration in connection with this Agreement or anything in it.

Appendix 4.3

Representations and Warranties of Investor

1.	Authority

Investor has the unrestricted right and authority to enter into this Agreement and to perform all undertakings under or in connection with this Agreement. This Agreement constitutes a valid, legal and binding obligation of the Investor, enforceable against the Investor in accordance with its terms.

2.	Execution and Performance

As of Closing, the execution and the performance of this Agreement by the Investor have been authorized by all necessary corporate action of the Investor and it will not:

(a)	result in a breach of any provision of the constitutional documents, such as the articles of incorporation or board regulations, of the Investor; or

(b)	result in a breach, or default under, any term or provision of any agreement, license or other instrument or of any order, judgment or decree of any court, governmental agency or regulatory body to which the Investor is a party or by which the Investor is bound.

3.	No Consents Required

The Investor does not require any notice, consent, waiver, approval or clearance by any governmental agency or regulatory body of any nature other than mentioned in this Agreement to enter into this Agreement. There are no proceedings or investigations whatsoever pending or threatened against the Investor that could compromise the consummation of the transactions contemplated by this Agreement.